Exhibit 99.1

Candel Therapeutics Appoints Experienced Manufacturing Leader Nicoletta Loggia, PhD, RPh to its Board of Directors

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Nicoletta Loggia, PhD, RPh, biopharma executive with more than two decades of technical expertise in the biopharmaceutical industry

NEEDHAM, Mass., June 8, 2023 (GLOBE NEWSWIRE) — Candel Therapeutics, Inc. (Candel or the Company) (Nasdaq: CADL), a clinical stage biopharmaceutical company focused on developing viral immunotherapies to help patients fight cancer, today announced the appointment of Nicoletta Loggia, PhD, RPh, to the Company’s Board of Directors (Board) effective June 7, 2023.

“We are pleased to welcome Nicoletta as a new member of Candel’s Board,” said Paul Peter Tak, MD, PhD, FMedSci, President and Chief Executive Officer (CEO) of Candel. “Her wealth of strategic and hands-on industry experience in drug development and manufacturing makes her an important addition to our Board as we advance our late-stage oncology programs. Her leadership and counsel will be extremely valuable as we diligently work on delivering our off-the-shelf investigational therapies to patients.”

“I am thrilled to join the Board at such an exciting time as Candel’s investigational medicines realize the promise of viral immunotherapy as a frontier in cancer treatment with potential long-lasting benefit,” said Dr. Loggia. “Candel’s programs are supported by promising clinical data in hard-to-treat cancer indications and represent an opportunity to bring better medicines to patients. Candel is on the cusp of multiple data readouts in the next several quarters, in addition to its phase 3 pivotal clinical trial readout in newly diagnosed, localized prostate cancer expected next year. I look forward to helping Candel continue its mission to improve survival while maintaining quality of life in patients with cancer.”

Dr. Loggia has more than 20 years of leadership experience delivering on all facets of technical operations within the biopharmaceutical industry. Her expertise spans the development and commercialization of biologics, small molecules, and cell and gene therapies. She has served as the Chief Technical Officer for Orchard Therapeutics plc (Orchard) since September 2021, where she is responsible for CMC process and analytical development, manufacturing, supply chain, distribution, and global quality.

Before Orchard, Dr. Loggia served as Global Head of Cell and Gene Therapies at Novartis AG (Novartis), where she led multidisciplinary international teams responsible for the end-to-end technical development, manufacturing and project management of several gene and cell therapies, including lentivirus, adeno-associated virus (AAV), stem and CAR-T cell processes, from concept to commercialization. She oversaw the integration of the CAR-T teams and AveXis’ AAV technical capabilities into Novartis’ technical research and development. Dr. Loggia obtained her PhD in pharmaceutical technologies from the University of Pavia in Italy. She is also a registered pharmacist and member of the UK Royal and Italian Pharmaceutical societies.

Paul B. Manning, Chairman of the Board, said, “We are delighted to welcome Nicoletta to the Board and look forward to her contributions as we get ready for commercial manufacturing.”

About Candel Therapeutics

Candel is a clinical stage biopharmaceutical company focused on developing off-the-shelf viral immunotherapies that elicit a personalized, systemic anti-tumor immune response to help patients fight cancer. Candel’s engineered viruses are designed to induce immunogenic cell death through direct viral-mediated cytotoxicity in cancer cells, thus releasing tumor neo-antigens while creating a pro-inflammatory microenvironment at the site of injection. Candel has established two clinical stage viral immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. CAN-2409 is the lead product candidate from the adenovirus platform and CAN-3110 is the lead product candidate from the HSV platform. Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors.

For more information about Candel, visit www.candeltx.com

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995,

as amended, including, without limitation, express or implied statements regarding the timing and advancement of development programs, including key data readout milestones, and expectations regarding the therapeutic benefit of its programs. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of development programs; expectations regarding the therapeutic benefit of the Company’s programs; the Company’s ability to efficiently discover and develop product candidates; the Company’s ability to obtain and maintain regulatory approval of product candidates; the Company’s ability to maintain its intellectual property; the implementation of the Company’s business model, and strategic plans for the Company’s business and product candidates, and other risks identified in the Company’s SEC filings, including the Company’s most recent Quarterly Report on Form 10-Q filed with the SEC, and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Media Contact

Aljanae Reynolds

Director

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com

Investor Contact

Sylvia Wheeler

Principal

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com